SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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VAIL RESORTS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement,

if other than the Registrant)

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November 16, 2005

Dear Shareholder:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Vail Resorts, Inc., which will be held on Wednesday, December 14, 2005 at 1:00 p.m., Mountain Standard Time at the Snake River Lodge & Spa, 7710 Granite Loop Road, Teton Village, Wyoming 83025.

The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which the business and operations of our Company will also be reviewed. Only Shareholders entitled to vote at the Annual Meeting and their proxies will be permitted to attend the Annual Meeting. If you plan to attend, please check the box provided on the proxy card.

Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting. You can also vote your shares by using the internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card.

Sincerely,

ADAM M. ARON

Chairman and Chief Executive Officer

VAIL RESORTS, INC.

137 Benchmark Road	P.O. Box 7
Avon, Colorado 81620	Vail, Colorado 81658

NOTICE OF THE 2005 ANNUAL MEETING OF SHAREHOLDERS

November 16, 2005

To our Shareholders:

The Annual Meeting of Shareholders of Vail Resorts, Inc., a Delaware corporation, will be held on Wednesday, December 14, 2005 at 1:00 p.m., Mountain Standard Time at the Snake River Lodge & Spa, 7710 Granite Loop Road, Teton Village, Wyoming 83025, to:

(1)	Elect seven Directors;

(2)	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and

(3)	Transact such other business as may properly come before the meeting.

The record date for the determination of the shareholders entitled to notice of and to vote at the meeting or at any adjournment thereof is the close of business on November 4, 2005.

A copy of the Company’s Annual Report on Form 10-K to shareholders for the fiscal year ended July 31, 2005 is enclosed.

A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at the offices of the Company’s Transfer Agent and Registrar, Wells Fargo Bank Minnesota, N.A., 161 North Concord Exchange, St. Paul, Minnesota 55075-0738, during ordinary business hours for ten days prior to the Annual Meeting.

By Order of the Board of Directors

MARTHA D. REHM Senior Vice President, General Counsel and Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN

AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE OR

VOTE BY USING THE INTERNET OR THE TELEPHONE. THIS WILL NOT

LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

VAIL RESORTS, INC.

137 Benchmark Road Avon, Colorado 81620	P.O. Box 7 Vail, Colorado 81658

PROXY STATEMENT FOR THE 2005

ANNUAL MEETING OF SHAREHOLDERS

SOLICITATION AND REVOCATION OF PROXIES

The accompanying proxy, being mailed to shareholders on or about November 16, 2005, is solicited by the Board of Directors (the “Board”) of Vail Resorts, Inc. (the “Company”) for use at the Annual Meeting of Shareholders (the “Meeting”) to be held on Wednesday, December 14, 2005. In case the Meeting is adjourned, the proxy will be used at any adjournments thereof. If a proxy is received before the Meeting, the shares represented by it will be voted unless the proxy is revoked by written notice to the Secretary of the Company prior to the Meeting or by voting in person by ballot at the Meeting. If matters other than those specifically set forth in the accompanying Notice of Annual Meeting are presented at the Meeting for action, which is not currently anticipated, the proxy holders will vote the proxies in accordance with their best judgment.

Holders of record of Common Stock of the Company as of the close of business on November 4, 2005 will be entitled to vote at the Meeting. On such date there were outstanding and entitled to vote 37,168,504 shares of Common Stock of the Company, each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. All items to be voted on at the Meeting other than the election of directors require the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the item for approval and which have actually been voted. The election of directors requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. For all actions to be acted upon by shareholders, other than the election of directors, abstentions (including proxies containing broker non-votes) will be treated as present at the meeting for purposes of determining a quorum but are not counted for voting purposes and therefore have no effect on the outcome of any vote. For the election of directors, both abstentions and proxies containing broker non-votes will be treated as present at the meeting for purposes of determining a quorum. For the election of directors only, abstentions will be counted as votes cast on such matters and will have the effect of a negative vote, while proxies containing broker non-votes are not counted for voting purposes and therefore have no effect on the outcome of any vote.

The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, by employees of the Company. The Company may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

PROPOSAL 1.    ELECTION OF DIRECTORS

At the Meeting, seven directors will be elected by the shareholders. Each director will be elected for a one-year term and requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote.

The persons named as proxies in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed in such proxy, FOR the election of Messrs. Aron, Hannan, Hernandez, Katz, Micheletto, Sorte and Stiritz as directors.

INFORMATION WITH RESPECT TO NOMINEES

The following sets forth the name and age of each nominee, identifies whether the nominee is currently a member of the Board, lists all other positions and offices, if any, now held by him with the Company, and specifies his principal occupation during the last five years.

Nominees for Directors

Adam M. Aron, 51, was appointed Chairman of the Board and Chief Executive Officer of the Company in July 1996. Prior to joining the Company, Mr. Aron served as President and Chief Executive Officer of Norwegian Cruise Line Ltd. from July 1993 until July 1996. From November 1990 until July 1993, Mr. Aron served as Senior Vice President of Marketing for United Airlines. From 1987 to 1990, Mr. Aron served as Senior Vice President of Marketing for the Hyatt Hotels Corporation. Mr. Aron is also a director of Nextel Partners, Inc., FTD Group, Inc. and Rewards Network, Inc., and serves on the boards of several non-profit and community organizations.

John J. Hannan, 52, was appointed a director of the Company in January 2004. Mr. Hannan is a founding partner of, and has been associated with, Apollo Management L.P. since 1990. Apollo Management, L.P. is a private securities investment management firm and together with its affiliated managers serves as the investment manager to the Apollo Investment Funds. Mr. Hannan is a director of Apollo Investment Corporation, a public investment fund. Mr. Hannan serves on the boards of several non-profit and community organizations.

Roland A. Hernandez, 48, was appointed a director of the Company in December 2002. Mr. Hernandez is the founding principal and CEO of Hernandez Media Ventures, a privately held company engaged in the acquisition and management of media assets. Prior to forming that company, Mr. Hernandez was the President, Chief Executive Officer and Chairman of the Board of Telemundo Group, Inc., a Spanish language television and entertainment company. From 1995 to 1998, Mr. Hernandez was the President and Chief Executive Officer of Telemundo. From 1986 to 1994, Mr. Hernandez was the president of the corporate general partner of Interspan Communications. Mr. Hernandez is a Director of Wal-Mart Stores, Inc., Ryland Group, Inc., MGM Mirage and Lehman Brothers Holdings Inc. He serves on the audit committee of Ryland Group, Inc. and as the chairman of the audit committees of both Wal-Mart Stores, Inc. and MGM Mirage.

Robert A. Katz, 38, was appointed a director of the Company in June 1996. Mr. Katz has been associated with Apollo Management L.P. since 1990. Mr. Katz is a director and member of the compensation committee of both iPCS, Inc. and United Agri Products, Inc. Mr. Katz has been designated by the Board as Lead Director of the Company.

Joe R. Micheletto, 69, was appointed a director of the Company in February 1997. Mr. Micheletto now serves as Vice Chairman of Ralcorp Holdings, Inc. (“Ralcorp”). From September 1996 to September 2003, Mr. Micheletto served as Chief Executive Officer and President of Ralcorp and was Co-Chief Executive Officer and Chief Financial Officer of Ralcorp from January 1994 to September 1996. From 1985 to 1994, he served as

Vice President and Controller of Ralston Purina Company. From 1991 to 1997, Mr. Micheletto served as Chief Executive Officer of Ralston Resorts, Inc. Mr. Micheletto also serves as a director of Energizer Holdings, Inc.

John F. Sorte, 58, was appointed a director of the Company in January 1993. Mr. Sorte has been President and Chief Executive Officer of Morgan Joseph & Co. Inc., an investment banking firm, since June 2001. From March 1994 to June 2001, he served as President of New Street Advisors L.P.

William P. Stiritz, 71, was appointed a director of the Company in February 1997. Mr. Stiritz has been a private equity investor since May 2001. From April 1998 to May 2001, he was Chairman of the Board, Chief Executive Officer and President of Agribrands International, Inc. Mr. Stiritz was Chairman of the Board of Ralston Purina Company from January 1982 to December 2001. Mr. Stiritz serves as Chairman of the Board of both Ralcorp and Energizer Holdings, Inc.

Vote Required for Approval

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote is required for the election of each director.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MESSRS. ARON, HANNAN, HERNANDEZ, KATZ, MICHELETTO, SORTE AND STIRITZ AS DIRECTORS.

MANAGEMENT

The following table sets forth the executive officers of the Company.

Name	Position

Adam M. Aron	Chairman of the Board of Directors and Chief Executive Officer
Blaise T. Carrig	Senior Vice President and Chief Operating Officer for Heavenly Mountain Resort
John McD. Garnsey	Senior Vice President and Chief Operating Officer for Beaver Creek
William A. Jensen	Senior Vice President and Chief Operating Officer for Vail Mountain
Jeffrey W. Jones	Senior Vice President and Chief Financial Officer
Edward E. Mace	President, RockResorts International LLC and Vail Resorts Lodging Company
Roger D. McCarthy	Senior Vice President and Chief Operating Officer for Breckenridge and Keystone
Martha D. Rehm	Senior Vice President, General Counsel and Secretary

For biographical information about Mr. Aron see “Information With Respect to Nominees.”

Blaise T. Carrig, 54, joined the Company as Senior Vice President and Chief Operating Officer for Heavenly Mountain Resort in September 2002. Mr. Carrig was President and Managing Director of The Canyons in Park City, Utah from July 1997 through August 2002 and, from 1976 to 1997, was employed at Sugarbush Resort in Warren, Vermont. At Sugarbush, he held various management positions in Mountain Operations, ultimately serving as the Managing Director of the resort.

John McD. Garnsey, 55, became Senior Vice President and Chief Operating Officer for Beaver Creek in May 1999. Mr. Garnsey served as President of the Vail Valley Foundation from 1991 through April 1999 and as Vice President from 1983 to 1991. Mr. Garnsey serves as President of the Beaver Creek Resort Company, the Bachelor Gulch Village Association and the Village at Arrowhead Association Boards. Additionally, Mr. Garnsey is a director of the Vail Valley Foundation, the Vilar Center Arts Foundation and the Smith Creek Metropolitan District. Mr. Garnsey was President of the Organizing Committee for the 1999 World Alpine Ski Championships.

William A. Jensen, 53, joined the Company as Senior Vice President and Chief Operating Officer of Breckenridge in May 1997 and was appointed Chief Operating Officer for Vail Mountain in May 1999. Mr. Jensen was President of the Fibreboard Resort Group from 1991 to 1996. He was Vice President of Sunday River Ski Resort from 1989 to 1991 and, from 1983 to 1989, he was Vice President of Kassbohrer of North America, a grooming vehicle manufacturer.

Jeffrey W. Jones, 43, currently serves as Senior Vice President and Chief Financial Officer of the Company. He joined the Company in September 2003 as Senior Vice President and Chief Financial Officer of Vail Resorts Development Company and served in that capacity until November 2003. Mr. Jones is a member of the American Institute of Certified Public Accountants. From June 1999 to September 2003, Mr. Jones served as Executive Vice President and Chief Financial Officer of Clark Retail Enterprises, Inc. in Chicago, Illinois, a privately held multi-unit convenience, food and gasoline retailer. From June 1998 to June 1999, Mr. Jones was Chief Financial Officer and Treasurer of Lids Corporation in Boston, Massachusetts, a specialty retailer. Lids Corporation filed for Chapter 11 protection under the United States bankruptcy laws on January 4, 2001 (nineteen months after Mr. Jones left Lids Corporation). Clark Retail Group and Clark Retail Enterprises, Inc. filed for Chapter 11 protection under the United States bankruptcy laws on October 14, 2002. Mr. Jones also serves as a director and chairman of the audit committee of iPCS, Inc.

Edward E. Mace, 54, joined the Company in October 2001 as President of RockResorts International LLC and Vail Resorts Lodging Company. From 1996 until 2001, Mr. Mace was with Fairmont Hotels, serving as the President and Chief Executive Officer from 1998 to 2000 and Vice Chairman from 2000 to 2001. Prior to joining

Fairmont Hotels, Mr. Mace served as President and Chief Executive Officer of Lincoln Hotels and was a partner of Lincoln Property Company and KPMG Peat Marwick. Mr. Mace also serves as a director of BRE Properties, a New York Stock Exchange-listed real estate investment trust.

Roger D. McCarthy, 55, joined the Company as Senior Vice President and Chief Operating Officer of Breckenridge in February 2000. Since November 1, 2002, he also serves as Chief Operating Officer of Keystone Resort. Mr. McCarthy previously held the position of Senior Vice President, Eastern Region for Intrawest Corporation, where he was responsible for six resorts, three in Canada and three in the United States. Mr. McCarthy served as a board member of Courmayeur Ski Area in Italy, a joint venture between Companie des Alpes of France and Intrawest. Mr. McCarthy held the position of Vice President/General Manager of Mont Tremblant from 1991-1998. Mr. McCarthy is a Director of Summit Foundation and of Breckenridge Outdoor Education Center and also serves as President Emeritus of Tremblant Foundation.

Martha D. Rehm, 54, became Senior Vice President, General Counsel and Secretary in May 1999. Prior to joining the Company, Ms. Rehm served since mid-1998 as Vice President and General Counsel of Corporate Express, Inc., a supplier of office products and computer supplies to corporations. Prior to 1998, she was a partner for many years with Holme Roberts & Owen, LLP, a Denver-based law firm, where her practice included general corporate law emphasizing corporate finance and securities transactions.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

Set forth in the following table is the beneficial ownership of Common Stock as of November 4, 2005 for all directors, nominees and the six executive officers listed on the Summary Compensation Table, and, as a group, such persons and all other current executive officers.

Name	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Adam M. Aron	1,237,144	(1)	3.3%
John J. Hannan	15,000	(2)(3)	*
Roland A. Hernandez	25,000	(3)	*
Robert A. Katz	25,000	(2)(3)	*
Joe R. Micheletto	26,000	(3)(4)	*
John F. Sorte	32,500	(3)	*
William P. Stiritz	22,500	(3)(4)	*
William A. Jensen	93,446	(1)	*
Jeffrey W. Jones	72,179	(1)	*
Edward E. Mace	100,000	(1)	*
Roger D. McCarthy	134,444	(1)	*
Martha D. Rehm	131,537	(1)	*
Directors, Nominees and executive officers as a group (14 Persons)	2,109,703	(1)(2)(3)(4)	5.7%

*	As of November 4, 2005, no director or executive officer owned more than one percent of the Common Stock outstanding (including exercisable options), except for Mr. Aron.
(1)	Each executive officer is deemed to beneficially own shares that such person has the right to acquire within 60 days of November 4, 2005. As a result, the number of shares shown in this column includes (i) 1,105,000, 85,000, 66,667, 100,000, 131,000, 131,001 and 1,780,334 shares of Common Stock that have vested or that may be acquired upon the vesting of stock options granted to Messrs. Aron, Jensen, Jones, Mace, McCarthy and Ms. Rehm and the directors, nominees and executive officers as a group, respectively and (ii) 2,946, 2,756, 3,344 and 9,146 shares of Common Stock that may be acquired upon the vesting of restricted share awards to Messrs. Jensen, Jones and McCarthy and the directors, nominees and executive officers as a group, respectively.
(2)	Does not include 200,000 shares held by Apollo Investment Fund, L.P. Messrs. Hannan and Katz disclaim beneficial ownership of all shares of Common Stock of the Company held for the account of Apollo Investment Fund, L.P.
(3)	Each outside director is deemed to beneficially own shares that such person has the right to acquire within 60 days of November 4, 2005. As a result, the number of shares shown in this column includes 15,000, 25,000, 25,000, 25,000, 22,500, 22,500 and 1,780,334 shares of Common Stock that have vested or that may be acquired upon the vesting of stock options granted to Messrs. Hannan, Hernandez, Katz, Micheletto, Sorte, Stiritz and the directors, nominees and executive officers as a group, respectively.
(4)	Messrs. Micheletto and Stiritz disclaim beneficial ownership of all shares of Common Stock of the Company held by Ralcorp.

INFORMATION AS TO CERTAIN SHAREHOLDERS

Set forth below is certain information with respect to the only persons known to the Company to be the beneficial owners of more than five percent of the Company’s voting securities as of November 4, 2005, based on filings required by the Securities and Exchange Commission (the “SEC”).

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares		Percent of Total
Ralcorp Holdings, Inc.(1)	7,554,406	(2)	20.3%
Ronald Baron(3)	4,770,900		12.8%
Dimensional Fund Advisors Inc.(4)	2,353,935		6.3%
Waddell & Reed Financial, Inc.(5)	2,281,047		6.1%

(1)	As reported by Ralcorp and RH Financial Corporation on Amendment 2 to Schedule 13D filed with the SEC on November 2, 2005. The address for Ralcorp is 800 Market Street, Suite 1600, St. Louis, MO 63101.
(2)	Includes 1,780,000 shares of Common Stock pledged to support obligations incurred under a pledge agreement and related Forward Purchase Agreement. Ralcorp retains voting rights with respect to these shares. The number of shares to be delivered pursuant to the Forward Purchase Agreement will be based on the market price of the Company’s Common Stock and will not exceed 1,780,000 shares. Ralcorp has retained the right to substitute cash or government securities for the pledged shares, subject to certain terms and conditions. For more information, please refer to Ralcorp’s Amendment 2 to Schedule 13D filed with the SEC on November 2, 2005.
(3)	As reported by Ronald Baron, Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Baron Asset Fund on a joint Schedule 13G filed with the SEC on February 15, 2005. Ronald Baron is Chairman and CEO Baron Capital Group, Inc., BAMCO, Inc. and Baron Capital Management, Inc. and President and CEO of Baron Asset Fund. The address for Ronald Baron is 767 Fifth Avenue, 24th Floor, New York, NY 10153.
(4)	As reported by Dimensional Fund Advisors Inc. on Schedule 13G/A filed with the SEC on February 9, 2005. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(5)	As reported by Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc. and Waddell & Reed Investment Management Company on a joint Schedule 13G/A filed with the SEC on February 8, 2005. The address for Waddell & Reed Financial, Inc. is 6300 Lamar Avenue, Overland Park, KS 66202.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company’s Board acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and administration of the Company. The Board has adopted Corporate Governance Guidelines which, along with the charters of the Board committees and the Company’s Code of Ethics & Business Conduct, provide the framework for the governance of the Company. A complete copy of the Company’s Corporate Governance Guidelines, the charters of the Board committees and the Code of Ethics & Business Conduct for employees and directors may be found on the Company’s website at www.vailresorts.com. Copies of these materials are available without charge upon written request to the Secretary of the Company.

Meetings of the Board

The Board held a total of nine meetings during the fiscal year ended July 31, 2005 (“Fiscal 2005”). During Fiscal 2005, all of the directors of the Company attended 75% or more of the meetings of the Board and of committees of the Board on which they served either in person or telephonically, except for Mr. Hannan. Mr. Aron attended the 2004 Annual Meeting of Shareholders.

The non-management directors meet in executive sessions at least semi-annually to discuss such matters as they deem appropriate and, at least once a year, to review the Compensation Committee’s annual review of the Chief Executive Officer (the “CEO”). These executive sessions are chaired by the Lead Director. Mr. Katz has been designated by the Board as Lead Director of the Company. The Lead Director helps the Chairman of the Board develop the agenda for Board meetings and reviews the Board’s governance procedures and policies. The Lead Director is elected by the Board annually. Shareholders may communicate with the non-management directors by following the procedures under “—Communications with the Board of Directors.”

Director Nominations

The Nominating & Corporate Governance Committee considers and recommends candidates for election to the Board. The committee also considers candidates for election to the Board that are submitted by shareholders. Each member of the committee participates in the review and discussion of director candidates. In addition, members of the Board who are not on the committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the committee seeks persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company. The minimum qualifications that the Nominating & Corporate Governance Committee believes must be met for a candidate to be nominated include integrity, independence, forthrightness, analytical skills and the willingness to devote appropriate time and attention to the Company’s affairs. Candidates should also demonstrate a willingness to work as part of a team in an atmosphere of trust and a commitment to represent the interests of all the shareholders rather than those of a specific constituency. Successful candidates will also demonstrate significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law or public sector activities.

Shareholders who wish to submit nominees for election at an annual or special meeting of shareholders should follow the procedure described in the Company’s Bylaws. The Nominating & Corporate Governance Committee applies the same standards in considering candidates submitted by shareholders as it does in evaluating candidates submitted by members of the Board. The Nominating & Corporate Governance Committee nominated the seven nominees that are up for election at this year’s Meeting.

Independence Determinations for Directors

Under the Company’s Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent under the Corporate Governance Standards of the New York Stock Exchange (the “NYSE”).

A director shall be considered independent if the Board makes an affirmative determination after a review of all relevant information that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition to the foregoing, a director who fails any of the independence tests set forth in Section 303A.02(b) of the NYSE Listed Company Manual or any successor provisions thereto, cannot be deemed independent. Such tests include:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Board will deem a director to be independent if no relationship or transaction exists that would disqualify a director under the NYSE tests set forth above and no other relationships or transactions exist of a type not specifically mentioned that, in the Board’s opinion, taking into account all facts and circumstances, would impair a director’s ability to exercise his or her independent judgment.

To assist it in evaluating the broad array of potential relationships between a director and the Company, the Board has categorically determined that none of the following relationships or transactions constitutes a “material relationship” between a director and the Company:

•	The director, an entity with which a director is affiliated, or one or more members of the director’s immediate family, purchased property or services from the Company (i) in an aggregate amount for all transactions in a fiscal year of less than $50,000 or (ii) on terms generally available to other employees of the Company during the Company’s last fiscal year;

•	The Company (i) paid to, employed, or retained one or more members of the director’s immediate family or (ii) provided personal benefits to the director or one or more members of such director’s immediate family, each in an aggregate amount of less than $50,000 per fiscal year for such payments, compensation or personal benefits.

In addition, the Board reviews business and charitable relationships between the Company and each non-employee director to determine compliance with the standards described above and to evaluate whether there are any other facts or circumstances that might impair a director’s independence.

Determinations Regarding Independence

The Board has determined that each of the nominees, other than Mr. Aron, is “independent” under the Standards of Director Independence described above. In making its determination with respect to Messrs.

Hannan and Katz, who are associated with Apollo Advisors, L.P. (which was previously an affiliate of Apollo Ski Partners, L.P.), the Board took into consideration that Apollo Ski Partners, L.P. had converted all of its Class A Common Stock into Common Stock, that Apollo Ski Partners, L.P. had distributed the Common Stock owned by it to its partners, that the shareholder agreement among Apollo Ski Partners, L.P., Ralcorp and the Company had been terminated and that the management fee of $500,000 per year previously paid to Apollo Advisors, L.P. ($83,000 paid in Fiscal 2005) had been eliminated. In making its determination with respect to Messrs. Micheletto and Stiritz, who serve on the board of directors of Ralcorp as Vice Chairman and Chairman, respectively, the Board took into consideration that the shareholder agreement among Apollo Ski Partners, L.P., Ralcorp and the Company had been terminated and that Messrs. Micheletto and Stiritz serve as non-executive directors of Ralcorp.

Communications with the Board of Directors

The Nominating & Corporate Governance Committee, on behalf of the Board, reviews letters from shareholders and makes recommendations to the Board based on such communications. Shareholders can send communications to the Board by mail in care of the Secretary at P.O. Box 7, Vail, CO 81658, and should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review. Any such unsolicited commercial solicitation or communication not forwarded to the appropriate director or directors will be available to any non-management director who wishes to review it.

Code of Ethics & Business Conduct

The Company has adopted a Code of Ethics & Business Conduct (the “Code”) that applies to all directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code is available on the Company’s website at www.vailresorts.com. The Company will also post on its website any amendment to the Code and any waiver of the Code granted to any of its directors or executive officers.

Committees of the Board

The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee. The charters for all of these committees, which have been approved by the Board, are available on the Company’s website at www.vailresorts.com.

The Executive Committee

Current Members:

Adam M. Aron

Robert A. Katz

Joe R. Micheletto

The Executive Committee has all powers and rights necessary to exercise the full authority of the Board in intervals between meetings of the Board in the management of the business and affairs of the Company, subject to certain limitations set forth in the charter of the Executive Committee. The members of the Executive Committee for Fiscal 2005 were Messrs. Aron, Katz and Micheletto. The Executive Committee regularly meets to discuss Company issues and had ten meetings during Fiscal 2005, including actions taken by unanimous written consent and telephonic meetings.

The Audit Committee

Current Members:

Joe R. Micheletto, Chairman

Roland A. Hernandez

Robert A. Katz

The Board has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee is primarily concerned with the effectiveness of the Company’s independent registered public accounting firm, accounting policies and practices, financial reporting and internal controls. The Audit Committee acts pursuant to its charter, and is authorized and directed, among other things, to (i) appoint, retain, compensate, evaluate and terminate, as appropriate, the Company’s independent registered public accounting firm, (ii) approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent registered public accounting firm, (iii) discuss with management and the independent registered public accounting firm the Company’s annual audited financial statements and quarterly financial statements, (iv) review reports by the independent registered public accounting firm describing its internal quality control procedures and all relationships between the Company and the independent registered public accounting firm and (v) annually prepare a report as required by the SEC to be included in the Company’s annual proxy statement.

The members of the Audit Committee for Fiscal 2005 were Messrs. Hernandez, Katz and Micheletto, with Mr. Micheletto serving as Chairman of the Committee. The Board has determined that Mr. Micheletto is an “audit committee financial expert” as defined in the rules and regulations adopted pursuant to the Exchange Act. Mr. Hernandez, a member of the Audit Committee, also serves on the audit committee of Ryland Group, Inc., Wal-Mart Stores, Inc. and MGM Mirage. Under the rules of the New York Stock Exchange, if an audit committee member simultaneously serves on the audit committees of more than three public companies, and the listed company does not limit the number of audit committees on which its audit committee members serve to three or less, then in each case, the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company’s audit committee. The Board has determined that Mr. Hernandez’s simultaneous service on the audit committees of Ryland Group, Inc., Wal-Mart Stores, Inc. and MGM Mirage will not impair his ability to serve effectively as a member of the Company’s Audit Committee. The Board has determined that all current members of the Audit Committee are “independent” as defined by the Corporate Governance Standards of the New York Stock Exchange and the rules of the SEC applicable to audit committee members. The Audit Committee held ten meetings, including meetings by telephone, during Fiscal 2005.

The Compensation Committee

Current Members:

Robert A. Katz, Chairman

Joe R. Micheletto

John F. Sorte

The Compensation Committee acts pursuant to its charter and is authorized and directed, among other things, to (i) review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation, (ii) review the performance of and approve the individual elements of total compensation for the executive officers of the Company other than the CEO, (iii) review and approve the Company’s incentive compensation and equity-based plans and approve changes to such plans, in each case subject, where appropriate, to shareholder or Board approval and (iv) produce a compensation committee report on executive officer compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

The members of the Compensation Committee for Fiscal 2005 were Messrs. Katz, Micheletto and Sorte, with Mr. Katz serving as chairman of the Committee. The Board has determined that all current members of the Compensation Committee are “independent” as defined by the Corporate Governance Standards of the New York Stock Exchange. The Compensation Committee had one meeting in Fiscal 2005. A subcommittee of the Compensation Committee which consists of “non-employee directors,” within the meaning of Rule 16b-3 promulgated under the Exchange Act and “outside directors,” within the meaning of regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, has been created to grant awards to Named Executive Officers and to officers who are subject to Section 16 of the Exchange Act under the Company’s 1993 Stock Option Plan and its 1996, 1999 and 2002 Long Term Incentive and Share Award Plans. The subcommittee is necessary for Fiscal 2005 because Mr. Katz, while deemed independent by the Board under the Company’s Standards of Director Independence, the Corporate Governance Standards of the New York Stock Exchange and the rules and regulations of the SEC, is not an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The members of the subcommittee of the Compensation Committee are Messrs. Micheletto and Sorte.

The Nominating & Corporate Governance Committee

Current Members:

William P. Stiritz, Chairman

John J. Hannan

Roland A. Hernandez

The Nominating & Corporate Governance Committee acts pursuant to its charter and is authorized and directed to (i) review the overall composition of the Board, (ii) actively seek individuals qualified to become Board members for recommendation to the Board, (iii) identify and recommend to the Board director nominees for the next annual meeting of shareholders and members of the Board to serve on the various committees of the Board, (iv) be responsible for oversight of the evaluation of the performance of the Board and management and (v) review and reassess the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval. The members of the Nominating & Corporate Governance Committee for Fiscal 2005 were Messrs. Hannan, Hernandez and Stiritz, with Mr. Stiritz serving as chairman of the Committee. The Board has determined that all current members of the Nominating & Corporate Governance Committee are “independent” as defined by the Corporate Governance Standards of the New York Stock Exchange. The Nominating & Corporate Governance Committee held one meeting during Fiscal 2005.

Compensation of Directors

Non-employee directors receive an annual retainer of $25,000 and meeting fees of $5,000 for each Board meeting attended in person and $1,000 for meetings attended telephonically. Members of all committees receive $1,000 per committee meeting attended, except that Audit Committee members receive $2,000 per each committee meeting attended. Certain directors are entitled to additional retainer compensation based on their additional responsibilities. The Lead Director receives an additional $25,000 per year. The Chairman of the Audit Committee receives an additional $25,000 per year and each other Audit Committee member receives an additional $15,000 per year. The Chairman of the Nominating & Corporate Governance Committee and the Chairman of the Compensation Committee each receive an additional $5,000 per year. However, Mr. Katz, the Lead Director, has waived the additional retainer amount he is entitled to receive as Chairman of the Compensation Committee. Directors are also reimbursed for their reasonable travel expenses. The Company provides its directors with stock options and/or restricted stock as well as certain skiing, golf and lodging privileges. On September 28, 2004, each non-employee director was granted 15,000 stock options with a 1-year vesting period and a 10-year expiration. On September 20, 2005, each non-employee director was granted 3,750 shares of restricted stock with a 1-year vesting period.

Compensation Committee Interlocks and Insider Participation

Mr. Katz served as a member of the Compensation Committee of the Board during Fiscal 2005.

Mr. Katz is associated with Apollo Advisors, L.P. In Fiscal 2005, the Company paid a fee of $83,000 to Apollo Advisors, L.P. for management services and expenses related thereto. The original management fee of $500,000 per year was approved by the Board of the Company in March 1993 and terminated effective October 1, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file initial reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for Fiscal 2005.

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

Messrs. Aron, Jensen, Jones, Mace, McCarthy and Rehm are party to agreements with the Company, as described in “Employment Agreements.”

Since January 3, 1997, the Company, Apollo Ski Partners, L.P. and Ralcorp had been party to a shareholder agreement (the “Shareholder Agreement”) pursuant to which Apollo Ski Partners, L.P. and Ralcorp were subject to voting agreements and had certain registration rights. The Company, Apollo Ski Partners, L.P. and Ralcorp entered into a Termination Agreement (the “Termination Agreement”) on October 5, 2004 terminating the Shareholder Agreement. Under the Termination Agreement, Ralcorp retains certain demand and piggyback registration rights with respect to the Common Stock owned by it. The indemnification provisions of the Shareholder Agreement also survive. In connection with the conversion by Apollo Ski Partners, L.P. of its Class A Common Stock into shares of Common Stock, on October 12, 2004, the Company filed a shelf registration statement for certain shares of the Company Common Stock which Apollo Ski Partners distributed to certain of its partners.

Historically, the Company has paid a fee to Apollo Advisors, L.P. for management services and expenses related thereto. The original management fee of $500,000 per year was approved by the Board of Directors of the Company in March 1993. In Fiscal 2005, this fee was $83,000. In connection with the conversion by Apollo Ski Partners, L.P. of its Class A Common Stock into shares of Common Stock, this arrangement was terminated effective October 1, 2004.

In December 2004, Mr. Aron, and Ronald Baron, a significant beneficial shareholder in the Company, reserved the purchase of condominium units at the planned “Arrabelle” project located in the core of Lionshead. In April 2005, Mr. Aron executed a purchase and sale agreement for the purchase of a condominium unit for a total purchase price of $4.6 million. Mr. Aron provided earnest money deposits totaling $690,000. In May 2005, Mr. Baron and his wife executed a purchase and sale agreement for the purchase of a condominium unit for a total purchase price of $14.0 million. Mr. and Mrs. Baron provided earnest money deposits totaling $2.1 million. The earnest money deposits will be used to fund the construction of the Arrabelle project, which began in May 2005. The earnest money deposits are only refundable at the Company’s discretion or if the Company fails to complete the project. Closing on the condominiums is expected in late fiscal 2007. The sale of the condominiums has been approved by the Board of Directors of the Company, in accordance with the Company’s related party transactions policy.

On April 15, 2005, James P. Thompson, former President of Vail Resorts Development Company, a subsidiary of the Company, entered into an agreement with the Company in connection with Mr. Thompson’s retirement whereby the Company agreed (i) to make a payment to Mr. Thompson of $356,700 on May 31, 2005, his final date of employment, (ii) to make bi-weekly payments through March 15, 2006 totaling $36,000 in the aggregate to Mr. Thompson and (iii) to pay Mr. Thompson a bonus for Fiscal 2005 of $245,388. In addition, Mr. Thompson entered into an agreement with the Company whereby Mr. Thompson agreed to provide advice and consulting services to the Company on an as-needed basis at an hourly rate of $375.

See “Employment Agreements” for a discussion of certain compensation transactions with Mr. Aron.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation paid by the Company to the CEO and the other five highest paid executive officers of the Company whose compensation was at least $100,000 for Fiscal 2005 (collectively, the “Named Executive Officers”).

	Annual Compensation					Long-Term Compensation
						Awards			Payouts
Name, Principal Position and Fiscal Year	Salary $		Bonus ($)		Other Annual Compensation ($)	Restricted Stock Awards ($)(a)		Securities Underlying Options (#)	Deferred Compensation Payments ($)	All Other Compensation ($)
Adam M. Aron, Chairman and Chief Executive Officer of the Company
2005	749,346		924,000		—	—		120,000	—	57,206	(b)(c)
2004	707,542		800,000		—	341,100	(d)	120,000	—	44,226	(b)(c)
2003	704,615		3,097,750	(e)	—	—		120,000	—	2,931,192	(b)(e)
Edward E. Mace, President, RockResorts International LLC and Vail Resorts Lodging Company
2005	402,731		311,250		—	—		35,000	—	5,621	(b)
2004	383,413		300,000		—	—		35,000	—	7,088	(b)
2003	383,462		100,000	(f)	—	—		35,000	—	62,388	(b)(g)
William A. Jensen, Senior Vice President and Chief Operating Officer for Vail Mountain(h)
2005	364,789		273,750		—	—		35,000	—	7,838	(b)
2004	343,805		300,000		—	113,700	(i)	35,000	—	7,812	(b)
2003	343,461		—		—	127,125		50,000	—	7,721	(b)
Jeffrey W. Jones, Senior Vice President and Chief Financial Officer(j)
2005	352,212		314,813		—	—		50,000	—	9,927	(b)
2004	267,865	(j)	300,000		—	181,920	(k)	75,000	—	80,161	(b)(l)
2003	—		—		—	—		—	—	—
Roger D. McCarthy, Senior Vice President and Chief Operating Officer for Breckenridge and Keystone
2005	344,327		259,150		—	—		35,000	—	7,554	(b)
2004	318,942		275,000		—	113,700	(i)	35,000	—	5,562	(b)
2003	282,692		—		—	127,125		50,000	—	7,644	(b)
Martha D. Rehm, Senior Vice President and General Counsel
2005	336,377		301,875		—	—		25,000	—	7,908	(b)
2004	306,931		275,000		—	—		25,000	—	7,671	(b)
2003	307,077		—		—	—		20,000	—	13,820	(b)(m)

(a)	Reflects the value of restricted stock awards, valued at the closing stock price on the date of the grant. Dividends are not paid on restricted stock awards.
(b)	Includes matching 401(k) contributions as well as excess life insurance, long term care and excess disability premiums paid for each of the Named Executive Officers in 2003, 2004 and 2005 respectively, as follows: Mr. Aron—$29,463, $43,354, and $51,890; Mr. Mace—$6,048, $7,088, and $5,621; Mr. Jensen—$7,721, $7,812, and $7,838; Mr. McCarthy—$7,644, $5,562 and $7,554, and Ms. Rehm—$6,620, $7,671, and $7,908; and in 2004 and 2005 for Mr. Jones—$48 and $9,927.
(c)	Includes $872 and $5,316 of goods and services received by Mr. Aron at the Company’s resorts and at the Company’s expense in 2004 and 2005, respectively.
(d)	As of July 31, 2005, Mr. Aron was not vested in 7,500 shares of restricted stock valued at $213,075 that have been granted (but not issued) to him. These shares vest on July 29, 2006.
(e)	Pursuant to Mr. Aron’s employment agreement, the Company provided Mr. Aron certain one-time bonuses in connection with the purchase of certain real estate. For Fiscal 2003, Mr. Aron’s bonus included (1) a $659,750 bonus in connection with Mr. Aron’s purchase of Lot 99 in the Company’s Bachelor Gulch development and associated closing costs and club memberships; (2) a bonus of $600,000 in connection with Mr. Aron’s purchase of a lot in the Red Sky Ranch golf community and associated closing costs and club memberships; and (3) a $1,838,000 bonus in connection with the purchase and payment of estimated closing costs of Mr. Aron’s home in the Vail Valley as well as an associated club membership. All of such bonuses were earned in accordance with the terms of Mr. Aron’s employment agreement and were paid to Mr. Aron in Fiscal 2004. “All Other Compensation” reflects (1) $2,240,250 attributed to the difference between the estimated fair market value (as of the date of transfer) of the Bachelor Gulch lot and associated Bachelor Gulch Club membership purchased by Mr. Aron from the Company and the bonus paid to Mr. Aron in connection with the purchase of Lot 99; (2) $250,000 attributed to the difference between the estimated fair market value (as of the date of transfer) of the Red Sky Ranch lot purchased by Mr. Aron and the purchase price paid by Mr. Aron; (3) $1,479 for the payment of various closing costs in connection with the purchase of the Red Sky Ranch and Bachelor Gulch lots and (4) $410,000 reflecting the fair market value (as of the date of transfer) of three club memberships Mr. Aron received in connection with the purchase of the Red Sky Ranch and Bachelor Gulch lots and the Vail Valley residence. For a description of Mr. Aron’s employment agreement, see “Employment Agreements”. All of these transactions were consummated during Fiscal 2004.
(f)	Mr. Mace received a bonus for the first twelve months of his employment ending in October 2002, pursuant to his employment agreement with the Company.
(g)	Includes $56,340 in relocation compensation for Mr. Mace.
(h)	Mr. Jensen has supervisory responsibilities over Beaver Creek and Heavenly Valley.
(i)	As of July 31, 2005, Messrs. Jensen and Mr. McCarthy each were not vested in 7,500 shares of restricted stock valued at $213,075 that have been granted (but not issued) to them. 5,000 of these shares vest ratably on November 20, 2005 and 2006. 2,500 of these shares vest on December 9, 2005.
(j)	Mr. Jones joined the Company on September 29, 2003, as Senior Vice President and Chief Financial Officer of Vail Resorts Development Company. In November 2003, Mr. Jones was appointed as the Company’s Senior Vice President and Chief Financial Officer. Prior to September 2003, Mr. Jones held no positions with the Company or its subsidiaries.
(k)	As of July 31, 2005, Mr. Jones was not vested in 8,000 shares of restricted stock valued at $227,280 that have been granted (but not issued) to him. These shares vest ratably on November 20, 2005 and 2006.
(l)	Includes $77,603 in relocation compensation and $2,510 in Cobra premium reimbursement premiums in 2004 for Mr. Jones.
(m)	Includes $7,200 in relocation expenses for Ms. Rehm.

The following table sets forth information concerning individual grants of stock options made under our stock option plans in Fiscal 2005 to each of the Named Executive Officers.

Option Grants in Fiscal 2005

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal 2005	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%	10%
Adam M. Aron(2)	120,000	17.5%	$18.73	09/28/14	$1,413,504	$3,582,096
William A. Jensen(2)	35,000	5.1%	$18.73	09/28/14	$412,272	$1,044,778
Jeffrey W. Jones(2)	50,000	7.3%	$18.73	09/28/14	$588,960	$1,492,540
Edward E. Mace(2)	35,000	5.1%	$18.73	09/28/14	$412,272	$1,044,778
Roger D. McCarthy(2)	35,000	5.1%	$18.73	09/28/14	$412,272	$1,044,778
Martha D. Rehm(2)	25,000	3.6%	$18.73	09/28/14	$294,480	$746,270

(1)	The potential realizable value uses the hypothetical rates specified by the SEC and is not intended to forecast future appreciation, if any, of the Company’s Common Stock price.
(2)	One-third of the grant was exercisable beginning on September 28, 2005, one-third is exercisable beginning on September 28, 2006, and the remainder is exercisable beginning on September 28, 2007.

The following table sets forth information concerning each exercise of stock options during Fiscal 2005 by each of the Named Executive Officers and the value of unexercised options at July 31, 2005.

Aggregated Option Exercises During Fiscal 2005 and Option Values as of July 31, 2005

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options(1)	Value of Unexercised In-the-Money Options(2)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Adam M. Aron	—	—	985,000 / 240,000	$8,247,475 /$2,699,000
William A. Jensen	114,000	$966,063	45,000 / 75,000	$528,768 / $842,582
Jeffrey W. Jones	—	—	25,001 / 99,999	$345,347 / $1,174,653
Edward E. Mace	70,000	$833,000	65,000 / 70,000	$787,318 / $787,207
Roger D. McCarthy	20,000	$293,000	91,000 / 75,000	$1,030,878 / $842,582
Martha D. Rehm	—	—	107,667 / 48,333	$1,171,782 / $543,828

(1)	Options have a ten-year term and vest in one-year increments ranging from three to five years commencing on the first anniversary of the date of grant. Vesting will, in certain cases, be accelerated upon the occurrence of a “change in control.” See “Employment Agreements.” See the Item 5 of the Company’s Annual Report on Form 10-K for the year ended July 31, 2005 for more information regarding shares authorized for issuance under the Company’s equity compensation plans.
(2)	This value was calculated by determining the difference between the closing price on the New York Stock Exchange of the underlying Common Stock at July 29, 2005 of $28.41 per share and the exercise price of the option. An option is “In-the-Money” when the fair market value of the underlying Common Stock exceeds the exercise price of the option.

EMPLOYMENT AGREEMENTS

The Company has entered into certain employment agreements with certain senior executives, including the Named Executive Officers, as described below. The senior officers of the Company generally receive the benefits of use of one or more of the Company’s private clubs and other perquisites such as skiing and parking privileges as a part of their responsibilities and employment, and not as personal benefits.

The Company has an employment agreement, as amended from time to time, with Adam M. Aron (the “Employment Agreement”), pursuant to which Mr. Aron serves as the Chief Executive Officer of the Company. Pursuant to the Employment Agreement, the initial term of Mr. Aron’s employment was July 29, 1996 through September 30, 1999, with automatic renewals thereafter in two-year terms, subject to notice of termination by either Mr. Aron or the Company.

Pursuant to the Employment Agreement, Mr. Aron’s minimum base salary was initially set at $675,000 per year, subject to annual increases, as determined by the Compensation Committee of the Board. Mr. Aron’s base salary for fiscal 2005 was $770,000. Mr. Aron is, and has been since October 1, 1997, eligible to participate in the Company’s bonus plan. Under the terms of the Employment Agreement, Mr. Aron’s minimum Target Bonus is 80% of his then current salary, which minimum Target Bonus shall be paid if the Company’s budget is fully achieved.

Pursuant to the Employment Agreement, Mr. Aron was originally granted 37,500 restricted shares of Common Stock and options to purchase 260,000 shares of Common Stock, all of which restricted shares and options have vested. Pursuant to amendments to the Employment Agreement, Mr. Aron was granted an additional 180,000 shares of restricted stock, all of which have vested. Mr. Aron is entitled to future stock option grants and restricted stock grants at the discretion of the Board. Mr. Aron is subject to a 12-month non-compete clause upon termination. In the event of a change of control of the Company (as defined in the Employment Agreement), all of Mr. Aron’s rights with respect to the options and the restricted shares of Common Stock will vest immediately if (1) he remains employed with the Company for at least six months after the change of control occurs, or (2) following the change of control, his employment is terminated as a result of death or disability, or is terminated without cause. In addition, upon either his termination following a change of control or a termination by the Company without cause, or by Mr. Aron for good reason, Mr. Aron is entitled to receive certain benefits. Such benefits include payment of Mr. Aron’s then current base salary through the date his employment ends and for a twenty-four month period thereafter and a prorated bonus (assuming performance targets are met) for the portion of the year in which the termination occurs. A “change in control” of the Company occurs when a person other than Apollo Ski Partners, L.P. or its affiliates owns a majority of the Company’s outstanding common stock or a majority of the combined voting power of all outstanding voting securities. Mr. Aron is also entitled to certain benefits upon termination of his employment as a result of death or disability.

The Company provides Mr. Aron a life insurance policy of $5 million and $500,000 of annual disability income protection. The Company purchased, for approximately $1.5 million, a home in the Vail Valley for Mr. Aron’s use while employed by the Company (the “Residence”). In accordance with the Employment Agreement, as amended, Mr. Aron became fully vested in the following components of compensation as of August 3, 2003:

•	A one-time bonus of $600,000 which Mr. Aron used to purchase Red Sky Ranch Lot 5 and related Red Sky Golf Club membership from the Company for a purchase price of $600,000. The lot and membership collectively had an estimated fair market value of $1.0 million as of the vesting date. Mr. Aron closed the purchase of the lot on August 29, 2003, and the Company paid him the related one-time bonus on August 3, 2003; and

•	A one-time bonus of $1.8 million which Mr. Aron used to purchase the Residence from the Company and pay related closing costs and to purchase a related Beaver Creek Club membership for a combined purchase price of $1.8 million. The Residence and membership collectively had an estimated fair market value of $1.9 million as of the vesting date. Mr. Aron closed on the Residence on December 22, 2003, and the Company paid him the related one-time bonus on December 31, 2003.

In addition, as of May 1, 2001, Mr. Aron vested in the right to acquire Bachelor Gulch Lot 99 and related Bachelor Gulch and Red Sky Golf Club memberships for a purchase price of $646,750. At the time Mr. Aron vested in this right, the lot and related memberships had an estimated fair market value of $2.2 million. As of August 3, 2003, Mr. Aron vested in the right to receive a one-time bonus of $659,750 which Mr. Aron used to purchase and pay related closing costs for the lot and related memberships. Mr. Aron closed on the purchase of the lot and memberships on August 29, 2003 and the Company paid him the related one-time bonus on August 3, 2003. The estimated fair market value of the lot and related memberships was $3.1 million at the date of purchase.

RockResorts International, LLC (“RockResorts”), a subsidiary of the Company, entered into an employment agreement (the “Agreement”) with Edward Mace effective October 25, 2001 for a two-year term with automatic renewals for successive one-year periods thereafter to engage his services as President of RockResorts. Pursuant to the terms of the Agreement, Mr. Mace’s base salary is $375,000 per year, subject to annual increases by the Chairman of RockResorts, the CEO and the Board. However, without Mr. Mace’s prior written consent, no decreases may be made below the initial amount paid of $375,000 per year. Mr. Mace’s base salary for fiscal 2005 was $415,000. Mr. Mace participates in the Company’s bonus plan.

Pursuant to the Agreement, Mr. Mace was granted the option to buy 100,000 shares of common stock through the Vail Resorts, Inc. 1999 Long Term Incentive and Share Award Plan, which options vest over three (3) years, and with all such options vesting automatically upon a “change of control,” as defined in Mr. Mace’s employment agreement. Mr. Mace is entitled to receive future stock option grants and restricted stock grants at the discretion of the CEO and the Board. Further, he receives customary health, disability and insurance benefits pursuant to the Agreement and is entitled to the benefits of a family membership at Beaver Creek Club and Red Sky Golf Club at no cost to him other than incidental personal charges. RockResorts also agreed to pay Mr. Mace his reasonable relocation costs, and paid his commuting costs to Denver through March 2002. Mr. Mace is subject to a one-year covenant not to compete and a permanent covenant to maintain confidentiality with respect to information or trade secrets that Mr. Mace learns in the course of his employment. In addition, upon termination of his agreement by the Company without cause, or by Mr. Mace for good reason, Mr. Mace is entitled to continue to receive his base salary for a period of eighteen (18) months following his termination, along with a pro-rated bonus in the year of termination. Mr. Mace is also entitled to certain benefits upon termination of his employment as a result of death or disability.

In connection with Mr. Mace’s employment agreement, RockResorts agreed to invest up to $900,000, but not to exceed 50% of the purchase price, for the purchase of a residence for him and his family in Eagle County, Colorado (the “Colorado Residence”). RockResorts contributed $900,000 towards the purchase price of the Colorado Residence and thereby obtained an approximate 47% undivided ownership in such residence. Upon the resale of the Colorado Residence, or within approximately eighteen (18) months of the termination of Mr. Mace’s employment with RockResorts, whichever is earlier, RockResorts shall be entitled to receive its proportionate share of the resale price or fair value of the Colorado Residence, less certain deductions.

The Company entered into an employment agreement with Jeffrey W. Jones effective November 18, 2003 to serve as the Company’s Chief Financial Officer. The initial term of the agreement was through September 30, 2005, and provides for automatic renewals for successive one year periods thereafter. Mr. Jones’ base salary for Fiscal 2005 was $365,000 per year, subject to annual increases by the CEO and the Board. However, without Mr. Jones’ written consent, no decreases may be made below $365,000 per year. Mr. Jones participates in the Company’s bonus plan.

In addition, on November 20, 2003, Mr. Jones was granted 12,000 restricted shares of Common Stock. Mr. Jones was also granted options, as of July 31, 2005, to purchase a total of 125,000 shares of Common Stock as follows: 40,000 granted on September 29, 2003; 35,000 granted on November 20, 2003; and 50,000 granted on September 28, 2004. The options vest in three equal installments over three years from the respective grant date. Mr. Jones is entitled to future stock option grants and restricted stock grants at the discretion of the CEO and the Board. Mr. Jones receives customary health, disability and insurance benefits and is entitled to the benefits of an associate membership at the Red Sky Golf Club at no cost to him other than incidental personal charges. The Company also agreed to pay Mr. Jones his reasonable relocation costs and the reasonable costs incurred by Mr. Jones in selling his primary residence in Illinois. Mr. Jones is subject to a one-year covenant not to compete and a permanent covenant to maintain confidentiality with respect to information or trade secrets that Mr. Jones learns in the course of his employment. In addition, upon termination of his agreement by the Company without cause, or termination by Mr. Jones with good reason, Mr. Jones is entitled to continue to receive his base salary for a period of twelve (12) months following his termination, along with a pro-rated bonus in the year of termination. Mr. Jones is also entitled to certain benefits upon termination of his employment as a result of death or disability.

In connection with Mr. Jones’ employment, the Company agreed to invest up to $650,000, but not to exceed 50% of the purchase price, for the purchase of a residence for Mr. Jones and his family in Eagle County, Colorado. The Company contributed $650,000 toward the purchase price of the residence and thereby obtained an approximate 46% undivided ownership interest in such residence. Upon the resale of the residence, or within approximately eighteen (18) months of the termination of Mr. Jones’ employment with the Company, whichever is earlier, the Company is entitled to receive its proportionate share of the resale price or fair value of the residence, less certain deductions.

Effective as of May 1, 1997, Vail Associates, Inc. entered into an employment agreement with William A. Jensen to serve as Senior Vice President and Chief Operating Officer of Breckenridge Ski Resort. In May 1999, Mr. Jensen was named Chief Operating Officer of Vail Mountain. The initial term of the employment agreement was May 1, 1997 through September 30, 2000 with automatic one-year renewals after September 30, 2000. Mr. Jensen’s base salary was $200,000 per year, subject to annual increases thereafter at the discretion of the CEO and the Board. Mr. Jensen’s base salary for fiscal 2005 was $375,000. Mr. Jensen participates in the Company’s bonus plan.

Pursuant to the terms of his employment agreement, Mr. Jensen is eligible for annual stock option and/or restricted stock grants and was initially granted the option to purchase 40,000 shares of the Company’s common stock, effective May 1, 1997, through the Vail Resorts, Inc. 1996 Long Term Incentive and Share Award Plan. Those options vested over a three-year period. Mr. Jensen is entitled to future stock option awards and restricted stock grants at the discretion of the CEO and the Board. Mr. Jensen receives customary health, dental, long-term disability and life insurance benefits and is entitled to benefits of membership at the Keystone and Beaver Creek golf clubs at no cost to him other than incidental personal charges. Vail Associates, Inc. also agreed to reimburse Mr. Jensen his moving and relocation expenses, not to exceed $40,000. Mr. Jensen is subject to a one-year covenant not to compete and a permanent covenant to maintain confidentiality with respect to information or trade secrets that Mr. Jensen learns in the course of his employment. Upon termination of Mr. Jensen’s employment by the Company, without cause, or by Mr. Jensen, for good reason, Mr. Jensen shall be entitled to continue to receive his then current base salary (plus certain insurance benefits) for a period of twelve (12) months following termination, along with a pro-rated bonus in the year of termination. In the event that at any time after six months following a change in control (as defined in the agreement), Mr. Jensen’s agreement is terminated without cause, or by him for good reason, or is non-renewed by the Company, then Mr. Jensen is entitled to receive his then current base salary through the date of termination or non-renewal, a pro-rata bonus in the year of termination or non-renewal, continuation of his then current base salary for a period of eighteen months from the date of termination or non-renewal, and any fully vested options or shares. Mr. Jensen is also entitled to certain benefits upon termination of his employment as a result of disability or death.

In order to facilitate the Company’s requirement that Mr. Jensen reside in the Town of Vail in connection with his appointment as the Chief Operating Officer of Vail Mountain, Vail Associates, Inc. entered into an agreement with Mr. Jensen in 1999 to invest in the purchase of a primary residence for Mr. and Mrs. Jensen in Vail, Colorado. Vail Associates, Inc. contributed $1,000,000 toward the purchase price of the residence and thereby obtained an approximate 49% undivided ownership interest in such residence. Vail Associates, Inc. is entitled to receive its proportionate share of the resale price or fair value of the residence, less certain deductions, upon the resale of the residence or within approximately eighteen (18) months after Mr. Jensen’s termination of employment from the Company, whichever occurs first.

Effective as of July 17, 2000, Vail Associates, Inc. entered into an employment agreement with Roger McCarthy to serve as Senior Vice President and Chief Operating Officer of Breckenridge Ski Resort. In November 2002, Mr. McCarthy’s role expanded to include Keystone Resort. The initial term of the employment agreement was July 17, 2000 through September 30, 2002 with automatic one-year renewals after September 30, 2002. Mr. McCarthy’s base salary for Fiscal 2005 was $355,000 per year, subject to annual increases thereafter at the discretion of the CEO and the Board. Mr. McCarthy participates in the Company’s bonus plan.

Pursuant to the terms of his employment agreement, Mr. McCarthy is eligible for annual stock option and/or restricted stock grants and was initially granted the option to purchase 30,000 shares of the Company’s common stock, effective February 24, 2000, through the Vail Resorts, Inc. 1999 Long Term Incentive and Share Award Plan. Those options vested over a three-year period, one-third (1/3) each year. Mr. McCarthy is entitled to future stock option awards at the discretion of the CEO and the Board. Mr. McCarthy receives customary health, dental, long-term disability and life insurance benefits and is entitled to use the Keystone Ranch and Keystone River Course golf courses, free of green and cart fees. Mr. McCarthy is subject to a one-year covenant not to compete and a permanent covenant to maintain confidentiality with respect to information or trade secrets that Mr. McCarthy learns in the course of his employment. Upon termination of Mr. McCarthy’s employment by the Company, without cause, or by Mr. McCarthy, for good reason, Mr. McCarthy shall be entitled to continue to receive his then current base salary (plus certain insurance benefits) for a period of twelve (12) months following termination, along with a pro-rated bonus in the year of termination. Mr. McCarthy is also entitled to certain benefits upon termination of his employment as a result of disability or death.

In connection with Mr. McCarthy’s employment, Vail Associates, Inc. agreed to invest up to $400,000, but not to exceed 50% of the purchase price, for the purchase of a primary residence for Mr. McCarthy and his family in Breckenridge, Colorado. Vail Associates, Inc. contributed $400,000 toward the purchase price of the residence and thereby obtained an approximate 41% undivided ownership interest in such residence. Vail Associates, Inc. is entitled to receive its proportionate share of the resale price of the residence, less certain deductions, upon the resale of the residence or within approximately eighteen (18) months after Mr. McCarthy’s termination of employment from the Company, whichever occurs first.

The Company entered into an employment agreement with Martha D. Rehm effective May 10, 1999 to serve as the Company’s Senior Vice President, General Counsel and Secretary. The initial term of the agreement was through April 30, 2002, and provides for automatic renewals for successive one year periods thereafter, unless terminated or not renewed as provided in the agreement. The initial base salary was $275,000, which cannot be reduced without her consent. Pursuant to an amendment to her employment agreement effective October 1, 2004, Ms. Rehm’s base salary for Fiscal 2005 was $350,000 per year, subject to annual increases at the direction of the CEO and the Board. Ms. Rehm participates in the Company’s bonus plan at the discretion of the Board.

Under her agreement, on May 10, 1999, Ms. Rehm was granted options to purchase a total of 40,000 shares of Common Stock, vesting in three equal installments over three years from the grant date. Ms. Rehm is entitled to future stock option grants and restricted stock grants at the discretion of the CEO and the Board. Ms. Rehm receives customary health, disability and insurance benefits and is entitled to the benefits of a membership at the Beaver Creek Club and (if available) the Game Creek Club, at no cost to her other than incidental personal charges. Ms. Rehm is also entitled to the benefits of a membership (if available) at either The Country Club of the Rockies or The Club at Cordillera, at no cost to her other than incidental personal charges and one-half of the regular dues (the other one-half being paid for by the Company). The Company also agreed to pay Ms. Rehm up to $20,000 for moving and relocation costs. Ms. Rehm is subject to a one-year covenant not to compete with the Company and a permanent covenant to maintain confidentiality with respect to information or trade secrets that Ms. Rehm learns in the course of her employment. At any time after a change of control (as defined in the agreement) if Ms. Rehm is terminated without cause or if the agreement is terminated by Ms. Rehm for good reason, or is not renewed by the Company, then Ms. Rehm is entitled to receive her salary for a period of eighteen (18) months following such termination or non-renewal along with a pro-rated bonus in the year of termination. Also, in the event of a change in control, all of Ms. Rehm’s options vest if she remains employed for at least six months following the change in control, or following the change in control, her employment is terminated as a result of death, disability or is terminated without cause. Upon termination of her agreement by the Company without cause, termination by Ms. Rehm with good reason, or a non-renewal of the agreement by the Company, Ms. Rehm is entitled to continue to receive her base salary for a period of twelve (12) months following her termination, along with a pro-rated bonus in the year of termination. Ms. Rehm is also entitled to certain benefits upon termination of her employment as a result of death or disability.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

The Compensation Committee of the Board (the “Committee”) for Fiscal 2005 was and for Fiscal 2006 is expected to be comprised of Messrs. Katz, Micheletto and Sorte. The Committee is responsible for establishing and administering the Company’s executive compensation programs, its equity incentive plans, the grant of options to purchase the Company’s stock and performance-based compensation to the Company’s executives. A subcommittee of the Compensation Committee which consists of “non-employee directors,” within the meaning of Rule 16b-3 promulgated under the Exchange Act and “outside directors,” within the meaning of regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, has been created to grant awards to Named Executive Officers and to officers who are subject to Section 16 of the Exchange Act under the Company’s 1993 Stock Option Plan and its 1996, 1999 and 2002 Long Term Incentive and Share Award Plans. The members of the subcommittee of the Compensation Committee are Messrs. Micheletto and Sorte.

Compensation Philosophy

The Committee’s compensation philosophy is designed to support the Company’s primary objective of creating value for shareholders. The Committee believes that the following compensation strategies for the Company’s executive officers, including the CEO, achieve this objective:

•	Attract and retain talented executives—The Company provides core compensation in the form of base salary and benefit programs that are comparable to those of similarly sized companies in the resort/leisure/hospitality industry. The base salary target is generally based on industry survey results. For higher levels of responsibility, the base salary component is intended to be a diminishing portion of the executive’s potential total compensation.

•	Emphasize pay for performance—The Company’s stock based plans establish a significant relationship between current Company performance and incentive compensation, on a sliding scale basis, with substantial rewards possible for exceptional results and no reward for poor results.

•	Encourage management stock ownership—The Committee firmly believes that long-term shareholder value will be significantly enhanced by management stock ownership. As a result, the Company’s stock option program and restricted share awards strongly encourage stock ownership by executive officers.

The Internal Revenue Code imposes a limitation on the deduction for certain executive officers’ compensation unless certain requirements are met. The Company and the Committee have carefully considered the impact of these tax laws in setting the levels of executive compensation and generally strive to minimize the Company’s tax burden. However, notwithstanding this general policy, the Committee has authorized, and will continue to retain the authority to authorize, payments that may not be deductible if it believes that they are in the best interests of both the Company and its shareholders. The Committee will continue to consider on a case-by-case basis whether particular compensation awards and programs that do not satisfy the condition of Section 162(m) outweigh the costs to the Company of the loss of related tax deductions. In Fiscal 2005, the Company recorded non-deductible compensation expense of $934,692 related to the CEO’s employment and compensation.

In Fiscal 2005, the Committee engaged an outside consultant to assist it in determining appropriate types and levels of compensation for the CEO and other executive officers. While the Company will continue to use a variety of compensation elements to achieve the objective of creating value for shareholders, including base salary, bonuses, stock options and restricted share awards, the Committee has determined that restricted share awards will become a more significant portion of executive officer compensation. Consistent with that philosophy, the Committee has expanded the use of restricted share awards for executive officers and other Company employees.

Base Salary

The Company generally establishes base salary ranges by considering compensation levels in similarly sized companies in the resort/leisure/hospitality industry. The base salary targets are generally established based upon industry survey results in light of the Company’s strategic goals compared to other publicly owned, growth-oriented companies, including certain companies in the peer group in the Performance Graph included in this proxy statement. The Company’s current philosophy is to pay base salaries sufficient to attract and retain executives with a broad, proven track record of performance.

The base salary and performance of each executive officer is reviewed periodically (at least annually) by his or her immediate supervisor (or the Committee, in the case of the CEO) resulting in salary actions as appropriate. An executive officer’s level of responsibility is the primary factor used in determining base salary. Individual performance and industry information are also considered in determining any salary adjustment. The Committee reviews and approves all executive officer salary adjustments as recommended by the CEO. The Committee reviews the performance of the CEO and establishes his base salary.

Bonus Plan

In Fiscal 2005, all Named Executive Officers were eligible for an annual bonus under the Vail Resorts, Inc. annual cash bonus plan approved by the Board. While the Committee does not apply a completely formulaic approach, for Fiscal 2005, the performance measure selected by the Committee for cash bonuses was the meeting of certain Reported EBITDA targets. Reported EBITDA is calculated as segment net revenue less segment operating expense plus segment equity investment income (plus, in the Real Estate segment only, gain on transfer of property). In the event the Company’s Reported EBITDA for Fiscal 2005, as determined on both an aggregate and a divisional basis, met or exceeded certain predetermined target levels, the appropriate divisional executive participating in the plan was eligible to receive an incentive award for Fiscal 2005. Such awards are based upon salary level, the Committee’s determination of the individual’s position and level of responsibility and the Committee’s assessment of the individual’s impact upon the Company’s financial success. A target bonus percentage of base salary is predetermined for each executive level on the basis of market practices. The Committee generally targets between the 50th and the 75th percentile of market comparisons for the combination of base salary and incentive bonus awards. The Committee has absolute discretion in reducing or eliminating the amount of an award for any individual included in the plan. For Fiscal 2005, the Company exceeded predetermined targets for Reported EBITDA. Based on these results, and the Committee’s assessment of individual performance, the Company paid bonus compensation for Fiscal 2005 to all of the Named Executive Officers. The bonuses received by the Named Executive Officers are reflected in the Summary Compensation Table.

Stock Option and Share Award Program

The Company’s existing stock option and long-term incentive and share award plans are designed to align management interests with those of shareholders. In furtherance of this objective, the level of stock option grants and/or restricted share awards for executive officers is determined by the Committee each year, typically in consultation with the CEO except with respect to the CEO himself. Awards for all employees (including all executive officers) are determined by giving consideration to base salary, level of responsibility, industry long-term compensation information and other factors the Committee deems relevant. In order to encourage increased Company performance in the future, the Company’s stock options vest in one-year increments over periods ranging from three to five years, except that options granted to Mr. Aron can vest up to ten years from the date of grant and certain options granted to Mr. Jones subsequent to July 31, 2005 have a three year cliff vesting period, each subject to certain vesting acceleration conditions. For the most part, restricted share awards for executive officers vest in one-year increments over a period of three years. Certain restricted shares granted to Mr. Jones subsequent to July 31, 2005 have a three year cliff vesting period. All stock options granted in Fiscal 2005 to the Named Executive Officers are reflected in the table entitled “Option Grants in Fiscal 2005.”

Deferred Compensation Plan

On September 15, 2000, The Vail Corporation d/b/a Vail Associates, Inc., an indirect wholly owned subsidiary of the Company (the “Employer”), adopted a Deferred Compensation Plan (the “Plan”) for the benefit of a select group of management or highly compensated employees (the “Participants”). The Plan is a non-qualified deferred compensation plan under the Internal Revenue Code.

The Plan currently provides for two classes of Participants. Class 1 Participants may contribute to the Plan up to 95% of their base pay and up to 95% of any Employer-paid bonus. Class 2 Participants may defer only an amount of base pay equal to any 401(k) compliance test refund. All contributions made by Participants are 100% vested. The Employer may, on an annual basis, elect to make matching and/or discretionary employer contributions, although to date, the Employer has not made any such contributions. Any matching contributions made by the Employer will vest 25% each year for four years, starting from the date of the Participant’s hire. Discretionary contributions will vest as determined by the Employer. The Employer may direct the plan administrator to accelerate the vesting on matching and/or discretionary Employer contributions at any time.

In general, all contributions are allocated among the following three accounts at the election of the Participant: retirement, education, and personal goals. Retirement accounts are generally payable upon termination of a Participant’s employment on or after age 60. Education accounts are established in the name of a student and are generally payable in four annual installments once the student attains age 18. Personal goals accounts are generally payable at the time selected by the Participant, which cannot be less than five years from the date an amount is deferred into the Plan. Participants generally have the right to receive an early distribution of their accounts upon a financial hardship or, if none exists, in exchange for a 10% early payment penalty. Participants have the right to designate hypothetical investments for each account, and each account is credited with gains or losses in accordance with the Participants’ selections.

All contributions are placed in a rabbi trust which restricts the Employer’s use of and access to the contributions. However, all money in the rabbi trust remains subject to the Employer’s general creditors in the event of bankruptcy. The trustee—Wells Fargo Bank Minnesota, N.A.—is entitled to invest the trust fund in accordance with guidelines established by the Employer. To the extent that the funds in the trust are insufficient to pay Plan benefits, the Employer is required to fund the difference.

Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, sets forth specific tax requirements related to nonqualified deferred compensation plans, including the Plan. Rules under Section 409A are effective for nonqualified deferrals of compensation after December 31, 2004. Additionally, the Internal Revenue Service issued proposed regulations in 2005 that extend the deadline for plan document and good faith compliance with Section 409A until December 31, 2006. Accordingly, the Employer intends to amend the Plan prior to December 31, 2006 to (1) clarify that amounts deferred prior to January 1, 2005 are not subject to Section 409A, and (2) institute the Section 409A related changes which the Employer made to the operation of the Plan for amounts deferred on and after January 1, 2005.

CEO Compensation

Mr. Aron’s compensation for Fiscal 2005 consisted of base salary in addition to participation in the Company’s benefit programs. Mr. Aron’s base salary for Fiscal 2005 was paid in accordance with his Employment Agreement, as described in “Employment Agreements.” At the time the Company entered into and amended Mr. Aron’s agreement, the Committee gave consideration to chief executive officer compensation in other publicly owned, growth-oriented and similarly sized companies in comparable industries. Mr. Aron was granted 120,000 stock options in Fiscal 2005 in recognition of his performance as CEO and to provide incentive throughout the term of the option to strive to operate the Company in a manner that directly and positively affects both the short term and long term interests of the stockholders. As of November 4, 2005, Mr. Aron held 1,315,000 stock options, of which 1,025,000 were fully vested, and has been granted 15,000 shares of restricted stock, of which 7,500 shares vest in July 2006 and 2,500 shares vest in each of September 2006, September 2007 and September 2008. All compensation earned by Mr. Aron in Fiscal 2005 is reflected in the Summary Compensation Table.

Compensation Committee

Joe R. Micheletto

John F. Sorte

Robert A. Katz, Chairman

AUDIT COMMITTEE REPORT

The Audit Committee of the Board currently consists of Messrs. Hernandez, Katz and Micheletto, who are all non-employee directors and are “independent” as defined by the Corporate Governance Standards of the New York Stock Exchange and the rules of the SEC applicable to audit committee members. The Audit Committee operates pursuant to a written charter, a copy of which is available on the Company’s website.

Management is responsible for the Company’s accounting practices, internal controls, the financial reporting process and preparation of the consolidated financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended July 31, 2005 were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and management’s assessment of the effectiveness of the Company’s system of internal control over financial reporting. The Audit Committee further discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90, as well as the independent registered public accounting firm’s opinion on the effectiveness of the Company’s system of internal control over financial reporting and on management’s assessment of the Company’s system of internal control over financial reporting.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm, and were satisfied with, that firm’s independence.

The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements as and for the fiscal year ended July 31, 2005 be included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2005 for filing with the SEC.

Fees Billed to Vail Resorts by PricewaterhouseCoopers LLP during Fiscal Years ended July 31, 2005 and 2004

Audit Fees.    Audit fees (including expenses) billed (or billable) to the Company by PricewaterhouseCoopers LLP with respect to the Fiscal 2005 and Fiscal 2004 financial statements were $3,264,795 and $1,277,342, respectively.

Audit-Related Fees.    Audit-related fees (including expenses) billed (or billable) to the Company by PricewaterhouseCoopers LLP with respect to Fiscal 2005 and Fiscal 2004 were $353,724 and $237,068, respectively. For Fiscal 2004, such fees include audit fees for certain subsidiaries of the Company, audit fees for the Vail Resorts 401(k) Retirement Plan, due diligence procedures and services performed in connection with the Company’s implementation requirements under Section 404 of the Sarbanes-Oxley Act of 2002. For Fiscal 2005, such fees include audit fees for the Vail Resorts 401(k) Retirement Plan and audit work related to a subsidiary hotel property sale.

Tax Fees.    There were no tax fees billed to the Company by PricewaterhouseCoopers LLP with respect to Fiscal 2005 and Fiscal 2004.

All other Fees.    All other fees (including expenses) billed by PricewaterhouseCoopers LLP with respect to Fiscal 2005 and Fiscal 2004 were $177,204 and $20,287, respectively, primarily in connection with the information requests related to the previously disclosed SEC investigation.

The Audit Committee determined that the provision of services described above under “All Other Fees” was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

The Audit Committee has the sole authority to approve all audit engagement fees and terms and pre-approve all permissible non-audit services provided by the independent registered public accounting firm. Fees not approved must be less than 5% of total fees paid. 100% and 100% of “Audit-Related Fees” and 100% and 15% of “All Other Fees” were approved by the Audit Committee for Fiscal 2005 and Fiscal 2004, respectively.

Audit Committee

Roland A. Hernandez

Robert A. Katz

Joe R. Micheletto, Chairman

Performance Graph

The following graph compares the performance of the Company’s Common Stock to The Russell 2000 Stock Index, The S&P 500 Stock Index and the Company’s Peer Group Index*.

*	The Company’s Peer Group Index’s performance is weighted according to market capitalization. The Company included the Russell 2000 in the graph because the Company is included in such index and because there is no established industry index for the Company’s business. Total shareholder return is weighted according to market capitalization so that companies with a larger market capitalization have a greater impact on the Peer Group’s index results. Historical stock performance during this period may not be indicative of future stock performance.

The total return graph is presented for the period from the end of the Company’s 2000 fiscal year through the end of the Company’s 2005 fiscal year. The total stockholder return assumes that $100 is invested at the beginning of the period in the Common Stock of the Company, The Russell 2000, The S&P 500 Stock Index and the Company’s Peer Group. The Company’s Peer Group is comprised of: Hilton Hotels; Host Marriott; Marriott International; Six Flags, Inc.; Intrawest Corp. and American Skiing Company, which the Company believes compete with the Company and are believed by the Company to be companies that analysts would most likely use to compare with an investment in the Company.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the above Compensation Committee Report on Executive Compensation and Performance Graph shall not be incorporated by reference into any such filings.

PROPOSAL 2.    RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the year ended July 31, 2006. PricewaterhouseCoopers LLP expects to have a representative at the 2005 Annual Meeting of Shareholders who will have the opportunity to make a statement and who will be available to answer appropriate questions.

It is understood that even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders.

Vote Required For Approval

The affirmative vote of the holders of a majority of the shares represented in person or by proxy which are entitled to vote and which have actually been voted on this matter is required for this proposal to be adopted.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

FUTURE SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

The deadline for shareholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and proxy for the 2006 Annual Meeting of Shareholders is July 19, 2006.

Any shareholder proposals received outside of the Rule 14a-8 procedure for consideration at the Company’s 2006 Annual Meeting of Shareholders must be delivered to the Secretary of the Company no later than thirty (30) days prior to the 2006 Annual Meeting of Shareholders; provided, that in the event notice of the date of the 2006 Annual Meeting of Shareholders is not made at least sixty (60) days prior to the date of such meeting, notice by the shareholder to be timely must be so received not later than the close of business on the ninth calendar day following the day on which notice is first made of the date of the 2006 Annual Meeting of Shareholders. Such notices must be in accordance with the procedures described in the Company’s bylaws. You can obtain a copy of the Company’s bylaws by writing the Secretary at the address shown on the cover of this proxy statement.

OTHER MATTERS

At the date of this Proxy Statement, the Board has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.

MARTHA D. REHM Senior Vice President, General Counsel and Secretary

November 16, 2005

VAIL RESORTS, INC.

2005 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, December 14, 2005

1:00 p.m., Mountain Standard Time

Snake River Lodge & Spa

7710 Granite Loop Road

Teton Village, Wyoming 83025

137 Benchmark Road Avon, Colorado 81620	Proxy

This proxy is solicited by the Board of Directors for use at the 2005 Annual Meeting of Shareholders on Wednesday, December 14, 2005.

The shares of COMMON STOCK you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing this proxy, you revoke all prior proxies and appoint Jeffrey W. Jones and Martha D. Rehm, each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

Voting Instructions

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ♦♦♦ EASY ♦♦♦ IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on December 13, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions provided.

VOTE BY INTERNET — http://www.eproxy.com/mtn/ — QUICK ♦♦♦ EASY ♦♦♦ IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on December 13, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Vail Resorts, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

ò  Please detach here  ò

The Board of Directors Recommends a vote FOR Items 1, 2 and 3.

1. Election of Directors:	01	Adam M. Aron	05	Joe R. Micheletto	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
	02	John J. Hannan	06	John F. Sorte
	03	Roland A. Hernandez	07	William P. Stiritz
	04	Robert A. Katz

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of appointment of PricewaterhouseCoopers LLP as independent public accountants.	☐	For	☐	Against	☐	Abstain

3. In their discretion, upon other matters as they properly come before the meeting.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.